AMENDMENT TO THE MANAGED PORTFOLIO SERIES CUSTODY AGREEMENT

THIS AMENDMENT, effective as of the last date executed below, to the Custody Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule and the funds list in Exhibit F of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.Effective June 23, 2021 Amended Exhibit F of the Agreement is hereby superseded and replaced with Amended Exhibit F attached hereto. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

2.The fee schedule on Amended Exhibit F shall be effective for a period of three years from September 1, 2021 thru September 1, 2024 and thereafter shall continue in effect in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Brian Wiedmeyer	By: /s/ Anita Zagrodnik
Name: Brian Wiedmeyer	Name: Anita Zagrodnik
Title: President	Title: Senior Vice President
Date: August 5, 2021	Date: 9/10/2021

1

Amended Exhibit F to the Custody Agreement - Managed Portfolio Series

Name of Series
Ecofin Global Energy Transition Fund
Ecofin Global Renewables Infrastructure Fund Tortoise MLP & Energy Income Fund
Tortoise MLP & Pipeline Fund

2